SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934

Filed by the Registrant  [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           CAPITAL BANK CORPORATION
               (Name of Registrant as Specified In Its Charter)

                                Not Applicable
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]   No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1)   Title of each class of securities to which transaction applies:

      (2)   Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      (4)   Proposed maximum aggregate value of transaction:

      (5)   Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)   Amount Previously Paid:
      (2)   Form, Schedule or Registration Statement No.:
      (3)   Filing Party:
      (4)   Date Filed:




2003 proxy-final.DOC

                          [Insert Name and Logo Here]



                             4901 Glenwood Avenue
                         Raleigh, North Carolina 27612

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          To Be Held on May 29, 2003

To Our Shareholders:

We cordially invite you to attend the 2003 Annual Meeting of Shareholders of Capital Bank Corporation (the "Company"), which we are holding on Thursday, May 29, 2003 at 3:00 p.m. at the Clarion Hotel-Crabtree, 4501 Creedmoor Road, Raleigh, North Carolina 27612, for the following purposes:

      (1) To elect four nominees to serve as Class III directors with terms continuing until the Annual Meeting of Shareholders in 2006;

      (2) To ratify the action of the Board of Directors in appointing PricewaterhouseCoopers LLP as our independent accountants for the fiscal year ending December 31, 2003; and

      (3) To transact such other business as may properly come before the Annual Meeting of Shareholders or any adjournment or postponement of the meeting.

Shareholders of record at the close of business on April 9, 2003 are entitled to notice and to vote at the annual meeting and any and all adjournments or postponements of the meeting.


IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING, REGARDLESS OF THE NUMBER OF SHARES YOU MAY HOLD. EVEN THOUGH YOU MAY PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.


                                             By Order of the Board of Directors



                                                                  James A. Beck
                                                                President and
                                                        Chief Executive Officer
Raleigh, North Carolina
April 18, 2003

                           CAPITAL BANK CORPORATION
                             4901 Glenwood Avenue
                         Raleigh, North Carolina 27612

                                PROXY STATEMENT

            Annual Meeting of Shareholders To Be Held May 29, 2003

      This Proxy Statement and the accompanying proxy card are being furnished to shareholders of Capital Bank Corporation (the "Company") on or about April 18, 2003, in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on May 29, 2003 at 3:00 p.m., at the Clarion Hotel-Crabtree, 4501 Creedmoor Road, Raleigh, North Carolina 27612, and at any adjournment or postponement. All expenses incurred in connection with this solicitation will be paid by the Company. In addition to solicitation by mail, certain officers, directors and regular employees of the Company, who will receive no additional compensation for their services, may solicit proxies by telephone or other personal communication means.

PURPOSES OF THE ANNUAL MEETING

      The principal purposes of the meeting are:

      * To elect four nominees to serve as Class III directors with terms continuing until the Annual Meeting of Shareholders in 2006;

      * To ratify the action of the Board of Directors in appointing PricewaterhouseCoopers LLP as our independent accountants for the fiscal year ending December 31, 2003; and

      * To transact such other business as may properly come before the Annual Meeting of Shareholders or any adjournment or postponement of the meeting.

PROXIES

      Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised. Proxies may be revoked by filing with the Secretary of the Company written notice of revocation, by duly executing a subsequent proxy and filing it with the Secretary of the Company before the revoked proxy is exercised, or by attending the Annual Meeting and voting in person. If the proxy card is signed and returned, but voting directions are not made, the proxy will be voted in favor of the proposals set forth in the accompanying proxy card and described in this Proxy Statement.

RECORD DATE AND VOTING RIGHTS

      The Board of Directors has fixed the close of business on April 9, 2003 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and all adjournments or postponements of the meeting. As of the close of business on April 9, 2003, the Company had outstanding 6,626,092 shares of its common stock (the "Common Stock"), the holders of which, or their proxies, are entitled to one vote per share. Unless otherwise stated in this Proxy Statement, the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote at the meeting will constitute a quorum.

                         SHARE OWNERSHIP OF MANAGEMENT

      The following table sets forth certain information as of April 9, 2003 regarding shares of Common Stock owned of record or known by the Company to be owned beneficially by (i) each director, (ii) each director nominee, (iii) each executive officer named in the Summary Compensation Table in this Proxy
Statement and (iv) all directors and executive officers as a group. The persons listed below have sole voting and investment power with respect to all shares of Common Stock owned by them, except to the extent that such power may be shared with a spouse or as otherwise set forth in the footnotes. The mailing address of each of the directors and executive officers is in care of the Company's address. There are no shareholders known to the Company who owned in excess of five percent of the Common Stock as of April 9, 2003.

      The percentages shown below have been calculated based on 6,626,092 total shares of Company's Common Stock outstanding as of April 9, 2003.


                           AGGREGATE NUMBER
                              OF SHARES    ACQUIRABLE  PERCENT
                             BENEFICIALLY  WITHIN 60  OF CLASS
NAME                         OWNED (1)(2)   DAYS (3) OUTSTANDING

James A. Beck (4)               19,144       34,400       *
William C. Burkhardt            25,000       13,800       *
L. I. Cohen (5)                 50,500       10,000       *
William R. Gilliam (6)         100,997       40,778       2.13
Robert L. Jones (7)             18,000       11,000       *
O. A. Keller, III (8)           49,407       19,300       1.03
Oscar A. Keller, Jr. (9)        54,000       14,000       1.02
Charles A. LeGrand (10)         18,705       14,591       *
James D. Moser, Jr. (11)        30,661       14,591       *
Allen T. Nelson, Jr. (12)       12,000       19,400       *
Carl H. Ricker, Jr. (13)       205,665        2,237       3.14
Franklin G. Shell (14)           5,719       16,400       *
Samuel J. Wornom, III (15)      40,800       12,000       *
All directors and executive
executive officers as a group
(12 persons) (16)              580,098      212,497      11.59

 _______________
*  Less than one percent

(1) The securities "beneficially owned" by an individual are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the Securities and Exchange Commission ("SEC"). Accordingly, they may include securities owned by or for, among others, the spouse and/or minor children of the individual and any other relative who has the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power. Beneficial ownership may be disclaimed as to certain of the securities.

(2) Amounts do not include the number of stock units credited as of December 31, 2002 to the account of each non-employee director participating in the Company's Deferred Compensation Plan for Outside Directors. These units are payable, at the sole discretion of the Company, either in shares of Common Stock or cash following termination of service, and do not have current voting or investment power. The number of stock units credited to the accounts of the directors and director nominees is as follows: 6,198 stock units for Mr. Burkhardt; 6,032 for Mr. Cohen; 6,335 for Mr. Jones; 7,674 for O.A. Keller, III; 6,834 for Oscar A. Keller, Jr.; and 5,975 for Mr. Wornom.

(3) Reflects the number of shares of Common Stock that could be purchased by exercise of options to purchase Common Stock available at April 9, 2003 or within 60 days thereafter under the Company's stock option plans.

(4) Includes 500 shares held by Mr. Beck's wife, 12,630 shares held in an Individual Retirement Account, and 3,014 shares held in the Company's 401(k) retirement plan.

(5) Includes 19,750 shares held by Mr. Cohen's wife and 4,500 held in the profit sharing plan of Lee Iron and Metal Co., Inc., a company in which Mr. Cohen and his family are the principal stockholders. Mr. Cohen and his wife serve as co-trustees of the profit sharing plan.

(6) Includes 18,160 shares held by Mr. Gilliam's wife, 11,740 shares held in the Company's 401(k) retirement plan and 45,235 shares held in a trust account for the benefit of Mr. Gilliam's wife.

(7) Includes 2,000 shares held in an Individual Retirement Account and 6,000 shares held by the Robert L. Jones Charitable Foundation.

(8) Includes 18,000 shares held jointly with Mr. Keller's wife, 21,478 shares held in Individual Retirement Accounts, 4,000 shares held by Mr. Keller's children and grandchildren. Oscar A. Keller, Jr. is the father of O. A. Keller, III.

(9) Includes 21,500 shares held jointly with Mr. Keller's wife, and 21,500 shares held by an entity in which Mr. Keller is an officer and principal stockholder.

(10) Includes 300 shares held jointly with Mr. LeGrand's wife, 4,535 shares held by Mr. LeGrand's wife and 10,720 shares held in Individual Retirement Accounts.

(11) Includes 7,817 shares held by Mr. Moser's wife and 847 shares held by Mr. Moser's aunt for which Mr. Moser has power of attorney.

(12) Includes 10,500 shares held in an Individual Retirement Account and 1,000 shares held in a trust for the benefit of Mr. Nelson's mother to which Mr. Nelson serves as co-trustee.

(13)  Includes 75 shares held in an Individual Retirement Account.

(14) Includes 4,200 shares held in an Individual Retirement Account and 719 shares held in the Company's 401(k) retirement plan.

(15) Includes 2,000 shares held in trust for the benefit of Mr. Wornom's two grandchildren, of which Mr. Wornom serves as a trustee.

(16) Includes all shares reflected in this table as beneficially owned by current directors of the Company and by each of Messrs. Nelson and Shell, who are executive officers of the Company, but not directors. Does not include shares beneficially owned by Mr. Cohen who is a director nominee.


                      PROPOSAL 1:  ELECTION OF DIRECTORS

      The Company's Board of Directors is divided into three classes, as nearly equal in number as possible. Each year the shareholders elect the members of one of the three classes to a three-year term of office. The term of office of the Class III directors expires at the 2003 Annual Meeting of Shareholders, the term of office of the Class I directors expires at the 2004 Annual Meeting of Shareholders and the term of office of the Class II directors expires at the 2005 Annual Meeting or in any event at such time as their respective successors are duly elected and qualified or their earlier resignation, death or removal from office. Pursuant to the Company's Bylaws, the term of office of directors who were elected by the Board or shareholders to fill a vacancy (whether caused by a resignation, an increase in the number of directors or otherwise) expires at the next meeting of shareholders at which directors are elected.

      The following table lists the directors of the Company and the classes in which they serve as of the date of this Proxy Statement:

             CLASS III              CLASS I               CLASS II
        (Term Expiring 2003)  (Term Expiring 2004)  (Term Expiring 2005)

        William C. Burkhardt    James A. Beck       William R. Gilliam
        O. A. Keller, III    James D. Moser, Jr.      Robert L. Jones
        Charles A. LeGrand   Oscar A. Keller, Jr.  Samuel J. Wornom, III
        Carl H. Ricker, Jr.

      The Board of Directors has nominated William C. Burkhardt, O. A. Keller, III, Carl H. Ricker, Jr., and L. I. Cohen for election at the 2003 Annual Meeting to serve as the Class III directors until the 2006 Annual Meeting of Shareholders (or until such time as their respective successors are elected and qualified or their earlier resignation, death or removal from office). The four candidates who receive the highest number of votes as Class III directors will be elected as Class III directors of the Company. Mr. LeGrand is not standing for re-election at the Annual Meeting.

      Besides the family relationship between Oscar A. Keller, Jr. and O. A. Keller, III, there are no family relationships among our other directors, director nominees or executive officers. There are no material proceedings to which any of our directors, director nominees or executive officers, or any associate of any of our directors, director nominees or executive officers, is a party adverse to our company or any of our subsidiaries or has a material interest adverse to our company or any of our subsidiaries.

      To our knowledge, none of our directors, director nominees or executive officers has been convicted in a criminal proceeding during the last five years (excluding traffic violations or similar misdemeanors) and none of our directors, director nominees or executive officers was a party to any judicial or administrative proceeding during the last five years (except for any matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

      The Board of Directors has no reason to believe that the persons named above as nominees for directors will be unable or will decline to serve if elected. However, in the event of death or disqualification of any nominee or the refusal or inability of any nominee to serve as a director, it is the intention of the proxyholders named in the accompanying proxy card to vote for the election of such other person or persons as the proxyholders determine in their discretion. In no circumstance will the proxy be voted for more than four nominees. Properly executed and returned proxies, unless revoked, will be voted as directed by the shareholder or, in the absence of such direction, will be voted in favor of the election of the recommended nominees.

      Under North Carolina law (under which the Company is incorporated), directors are elected by a plurality of the votes cast by the holders of the Common Stock of the Company at a meeting at which a quorum is present. "Plurality" means that the individuals who receive the largest number of votes cast, even if less than a majority, are elected as directors up to the maximum number of directors chosen at the meeting per each class. Consequently, any shares not voted (whether by abstention, broker nonvote or otherwise) have no impact in the election of directors except to the extent the failure to vote for an individual results in another individual receiving a larger number of votes.

    THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES.

     Set forth below are the names and other information pertaining to the Board's nominees and other directors whose terms of office will continue after the Annual Meeting:


                                                                                  YEAR FIRST
        NAME                            POSITION WITH COMPANY             AGE   ELECTED DIRECTOR
CLASS I
James A. Beck (1)(2)                 President, Chief Executive            50       1997
                                        Officer and Director
James D. Moser, Jr. (3)                         Director                   65       2002
Oscar A. Keller, Jr. (1)(2)                     Director                   82       1997

CLASS II
William R. Gilliam              Vice Chairman of the Board of Director     66       2002
Robert L. Jones (1)(2)                          Director                   66       1997
Samuel J. Wornom, III (2)(3)                    Director                   60       1997

CLASS III
William C. Burkhardt (1)(2)(3)                  Director                   65       1997
L. I. Cohen (4)                            Director Nominee                66       2003
O. A. Keller, III (1)(2)        Chairman of the Board of Directors         58       1997
Carl H. Ricker, Jr.                             Director                   60       2002

____________________
(1)  Member of Executive Committee
(2)  Member of the Compensation Committee
(3)  Member of Audit Committee
(4)  Serves on Compensation Committee in Ex Officio Capacity
                                         ----------

Class I

      James A. Beck has served as a director since the Company's inception. He is currently President and Chief Executive Officer of the Company and Capital Bank, positions he has held since the Company commenced operations. Mr. Beck served as Chairman, President and Chief Executive Officer of SouthTrust Bank of North Carolina, N.A. from January 1991 until June 1996 when it was merged into the SouthTrust Charlotte-based bank. Mr. Beck served as President and a director of the combined bank until January 1997, when he resigned to join the Company.

      Oscar A. Keller, Jr. has served as a director since the Company's inception. He is currently and has been for the past eight years President and CEO of Parkview Retirement Home, a retirement facility located in Sanford, North Carolina. Mr. Keller is the father of Oscar A. Keller, III.

      James D. Moser, Jr. was appointed to serve as a director in 2002. Mr. Moser is a former director of First Community Financial Corporation, which was acquired by the Company in January 2002, and Community Savings Bank, Inc., First Community Financial Corporation's banking subsidiary. He is a Certified Public Accountant and has been a partner in the accounting firm of Gilliam, Coble & Moser, LLP, Burlington, North Carolina for the past 30 years.

Class II

      William R. Gilliam was appointed to serve as Vice Chairman and director in 2002. Mr. Gilliam was Chairman, President and Chief Executive Officer of First Community Financial Corporation, which was acquired by the Company in January 2002, and Community Savings Bank, Inc., First Community Financial Corporation's banking subsidiary.

      Robert L. Jones has served as a director since the Company's inception. He is currently Chairman of Davidson and Jones Hotel Corporation. He was formerly (including for a period of at least the previous five years) the Chairman of the construction firm DJB Construction Group or its predecessor, Davidson & Jones Construction Company, each of which is located in Raleigh, North Carolina. Mr. Jones formerly was a director of Carolina Power & Light Company, a public utility company based in Raleigh, North Carolina.

      Samuel J. Wornom, III has served as a director since the Company's inception. He is currently and has been for the past seven years President of Nouveau Properties, an investment company located in Sanford, North Carolina.

Class III

      William C. Burkhardt has served as a director since the Company's inception. He was formerly President and Chief Executive Officer of Austin Quality Foods, a snack foods company located in Cary, North Carolina. Mr. Burkhardt is a member of the Board of Directors of SCANA, Columbia, South Carolina, Industrial Microwave Systems, Raleigh, North Carolina, Belmont Plaza II, Mission Hills, Kansas, and Biscotti and Co. New York, New York.

      L.I. Cohen has served as a director of the Company's principal subsidiary, Capital Bank, since it's inception in 1997. He is currently and has been for the past five years Chief Executive Officer of Lee Iron and Metal Co., Inc., a recycling business located in Sanford, North Carolina.

      O. A. Keller, III has served as a director and as Chairman of the Board of Directors since the Company's inception. He is currently and has been for the past six years Managing Member of Keller Group, LLC, developers and general contractors of Sanford, North Carolina.

      Carl H. Ricker, Jr. was appointed to serve as a director in 2002. Mr. Ricker is a former director of High Street Corporation, which was acquired by the Company in December 2002. Mr. Ricker is also the President of Azalea Development Company, a commercial real estate development company.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

      The Board of Directors met nine times during 2002. The Board has an Executive Committee, Audit Committee and Compensation Committee. Subject to applicable law, the Executive Committee has the authority to exercise all powers of the Board of Directors during intervals between meetings of the Board. During fiscal year 2002, the Executive Committee met eight times. The Audit Committee reviews the results and scope of the audit and other services provided by the Company's independent auditors. The Audit Committee also recommends to the Board the appointment of independent auditors. During fiscal year 2002, the Audit Committee met four times. The role of the Compensation Committee is to recommend the compensation of the Company's officers and to administer certain of the Company's benefit plans. During fiscal year 2002, the Compensation Committee met two times. Certain Directors of Capital Bank and senior members of the Company's management who are not also directors of the Company, serve on certain committees in an ex officio capacity.

      The Company does not have a nominating committee of the Board of Directors. The Board performs the functions that might be performed by such a committee. Presently, the Board of Directors does not have a policy or procedure restricting or limiting shareholder recommendations for nominees to the Board.

      During 2002, each director attended 75% or more of the aggregate of the Board meetings (held during the period for which the director was in office) and Committee meetings of the Board of which the director was a member.

DIRECTOR COMPENSATION

     Directors who are also employees of the Company receive no compensation in their capacities as directors. However, outside directors receive an annual fee of $5,000 ($7,500 in the case of the Chairman of the Board), as long as they attend at least 75% of the meetings of the Board. Directors of the Company who are not also employees of the Company are eligible, pursuant to the Company's Deferred Compensation Plan for Outside Directors (the "Directors' Plan"), to defer receipt of any compensation paid to them for their services as a director, including retainer payments, if any, and amounts paid for attendance at meetings. For a discussion of the terms of the Directors' Plan see "Equity Compensation Plan Information-Summary Description of the Company's Non-Shareholder Approved Plans" below.

                            EXECUTIVE COMPENSATION

      The following table sets forth for 2000, 2001 and 2002 the cash and other compensation paid to, received or deferred by the Company's Chief Executive Officer and other executive officers whose salary and bonus in 2002 exceeded $100,000 (the "named executive officers").

                            SUMMARY COMPENSATION TABLE

                                                     LONG TERM
                          ANNUAL   COMPENSATION(1)  COMPENSATION
                                                      NO. OF
NAME AND                                          STOCK OPTIONS   ALL OTHER
PRINCIPAL POSITION        YEAR   SALARY    BONUS     GRANTED    COMPENSATION (2)

James A. Beck,            2002  $195,116     0         0          $12,131
  President & Chief
  Executive Officer       2001  $177,850  $17,266      0          $14,358

                          2000  $154,200  $61,457    9,000         $9,375

Allen T. Nelson, Jr.      2002  $119,042  $12,857      0           $7,320
  Executive Vice Pres. &
  Chief Financial Officer 2001  $108,042  $12,965      0           $8,328

                          2000  $103,000  $30,764    6,000         $6,417

Franklin G. Shell,        2002  $118,875     0         0           $7,317
  Executive Vice Pres. &
  Chief Credit Officer    2001  $106,042  $12,954      0           $8,135

                          2000  $101,000  $29,547    6,000         $6,227
__________________
(1) Perquisites and other personal benefits received by each individual did not exceed 10% of their salary and bonus compensation and are not included in annual compensation.

(2) The Company provides the named executive officers with certain group life, health, medical and other non-cash benefits generally available to all salaried employees and are not included in this column pursuant to SEC rules. The amounts shown in this column include the following:

        Matching contributions by the Company under the Capital Bank 401(k) retirement plan. During 2002, the Company's matching contributions were $12,131 for Mr. Beck, $7,320 for Mr. Nelson, and $7,317 for Mr. Shell. During 2001, the Company's matching contributions were $14,358 for Mr. Beck, $8,328 for Mr. Nelson, and $8,135 for Mr. Shell. During 2000, the Company's matching contributions were $9,375 for Mr. Beck, $6,417 for Mr. Nelson, and $6,227 for Mr. Shell.

                       OPTION GRANTS IN LAST FISCAL YEAR

      There  were  no stock options granted during the past fiscal year to  the
named executive officers.   No  stock  appreciation  rights were granted to the
named executive officers during fiscal year 2002.

    OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUE

      The following table sets forth information with respect to option exercises by the named executive officers for the fiscal year ended December 31, 2002 and held by them as of that date:


                                                       NUMBER OF
                                                SECURITIES UNDERLYING               VALUE OF UNEXERCISED
                                                UNEXERCISED OPTIONS AT             IN-THE-MONEY OPTIONS AT
                                                  DECEMBER 31, 2002                 DECEMBER 31, 2002(1)
                SHARES
                ACQUIRED ON     VALUE
NAME            EXERCISE(#)     REALIZED($)     EXERCISABLE     UNEXERCISABLE   EXERCISABLE     UNEXERCISABLE

James A. Beck        0          -               31,600          7,400           $71,729         $30,306

Allen T. Nelson, Jr. 0          -               14,900          7,600           $15,668         $20,325

Franklin G. Shell    0          -               14,400          6,600           $27,001         $21,414

____________________
(1) In accordance with SEC rules, values are calculated by subtracting the exercise price from the fair market value of the underlying common stock. For purposes of this table, fair market value is deemed to be $12.94 per share, the closing price reported on the NASDAQ Stock Market on December 31, 2002.

EMPLOYMENT AGREEMENTS

      Under an employment agreement effective January 27, 1997, James A. Beck agreed to serve as President and Chief Executive Officer of the Company. Pursuant to the terms of his employment agreement, Mr. Beck was granted an option to acquire up to 25,000 shares of Common Stock at $11.00 per share, all of which shares are currently vested. Mr. Beck's annual salary and bonus for 2002 was $195,116. His salary for 2003 has been set at $200,000. Mr. Beck will be eligible for performance bonuses and other benefits available to executives of the Company. The term of his employment is three years, annually renewable for successive one-year periods unless the Company furnishes 60 days' prior written notice to Mr. Beck before an anniversary date of the agreement, in which event Mr. Beck would be entitled to his salary and bonus for the remaining term. The Company may terminate Mr. Beck's employment for cause, in which event the Company would be required to pay only Mr. Beck's compensation due at termination. Upon a change in control of the Company, Mr. Beck is entitled to compensation equal to three years' salary and bonus. Mr. Beck has also agreed that during his employment and for two years (or longer in certain cases) thereafter, he will not compete with the Company within its then existing areas of operation.

CHANGE IN CONTROL AGREEMENTS

      Under certain change in control agreements entered into between the Company and Messrs. Shell and Nelson, upon a change in control of the Company, Mr. Shell is entitled to compensation equal to two years' salary and bonus and Mr. Nelson is entitled to compensation equal to three years' salary and bonus.








                     EQUITY COMPENSATION PLAN INFORMATION

      The following table provides information as of December 31, 2002 for all equity compensation plans of the Company (including individual arrangements) under which the Company is authorized to issue equity securities.



                     NUMBER OF SECURITIES                         NUMBER OF SECURITIES
                     TO  BE                     WEIGHTED AVERAGE  REMAINING AVAILABLE
                     ISSUEUD UPON               EXERCISE PRICE    FOR FUTURE ISSUANCE
                     EXERCISE OF                OF OUTSTANDING    UNDER EQUITY COMPENSATION
                     OUTSTANDING OPTIONS,       OPTIONS,          PLANS (EXCLUDING
                     WARRANTS AND               WARRANTS          SECURITIES REFLECTED IN
PLAN CATEGORY        RIGHTS (1)                 RIGHTS            COLUMN (A))(1)


Equity compensation    366,850 (2)              $10.78             338,150 (3)
plans approved by
security holders

Equity compensation    107,799 (5)               N/A                92,201 (6)
plans not approved
by security holders(4)

Total                  474,649                                     430,351


(1)   Refers to shares of the Common Stock.
(2) Shares issuable upon exercise of outstanding options under the Equity Incentive Plan.
(3)   Shares remaining for future issuance under the Equity Incentive Plan.
(4) The Company has assumed outstanding options originally granted by Home Savings Bank, First Community Financial Corporation and High Street Corporation. These assumed options are not shown in the table but are exercisable for Common Stock, as follows:
      {circle}Home  Savings Bank-58,178 shares at an average weighted  exercise price of $8.98 per share.
      {circle}First  Community   Financial   Corporation-216,127  shares  at  a
         weighted average exercise price of $6.69 per share.
      {circle}High Street Corporation-144,450  shares  at  an  average weighted exercise price of $11.72 per share.
(5) Shares allocated to participant accounts under the Deferred Compensation Plan for Outside Directors and the Deferred Compensation Plan for Advisory Board Members.
(6) Shares available for future allocation to participant accounts under the Deferred Compensation Plan for Outside Directors and the Deferred Compensation Plan for Advisory Board Members.

SUMMARY DESCRIPTION OF THE COMPANY'S NON-SHAREHOLDER APPROVED PLANS

      The Company is authorized to issue shares of Common Stock under two plans that have not been, nor are required to be, approved by the shareholders of the Company. These plans are the Directors' Plan and the Deferred Compensation Plan for Advisory Board Members (the "Advisory Board Plan"). As of December 31, 2002, a total of 107,799 shares had been allocated to participant accounts under these two plans, and 92,201 shares remained available for future allocation to participant accounts under the plans.

      The Directors' Plan permits a non-employee director of the Company or a subsidiary to elect, on first becoming a director and prior to the beginning of each calendar year, to defer payment of all or a portion of his or her director's fees for the year. The amounts deferred are credited to an account in the director's name on the date that they would otherwise have been paid in cash and are expressed in "stock units." The number of stock units credited to a director's account is determined by dividing 125% of the amount of the deferred fees by the value of the Common Stock on that date.

      Amounts credited to a director's account become payable upon the earliest of the director's death, disability or retirement as a director. All amounts become payable upon a "change in control" of the Company, as defined in the Directors' Plan. In the sole discretion of the Company, the form of payment may be either in cash or Common Stock.

      The Advisory Board Plan is similar to the Director's Plan in that a member of the Advisory Board of the Company or a subsidiary may elect to defer up to 100% of his or her compensation for services as an Advisory Board member. On the date that compensation would otherwise be paid in cash, the deferred amounts are credited to an account in the Advisory Board member's name and are expressed in "stock units." The number of units credited to an Advisory Board member's account is determined by dividing 100% of the amount of the deferred compensation by the value of the Common Stock.

      Amounts credited to an Advisory Board member's account become payable upon the earliest of his or her death, disability or retirement as an advisory board member. All amounts become payable upon a "change in control" of the Company, as defined in the Advisory Board Plan. In the sole discretion of the Company, the form of payment may be either in cash or Common Stock.

      Options Assumed in Corporate Acquisitions. In connection with the Company's acquisitions of Home Savings Bank, First Community Financial Corporation and High Street Corporation, the Company assumed outstanding stock options that had been granted under the stock option plans of these acquired companies. As of December 31, 2002, these assumed options were exercisable for a total of 418,755 shares at a weighted average exercise price of $8.74 per share. The options originally granted by Home Savings Bank and First Community Financial Corporation are fully vested and exercisable. A portion of the options granted by High Street Corporation remains unvested. The Company did not assume the stock option plans of these acquired companies, and since the closing of the acquisitions, no additional stock options have been granted, nor are any authorized to be granted, under any of these plans.


BOARD COMPENSATION COMMITTEE REPORT

      General. The Compensation Committee reviews and oversees the general compensation plans and policies of the Company and approves the individual compensation arrangements for the Company's executive officers.

      Executive Compensation Philosophy. The Company is committed to implementing a scheme of executive compensation which will contribute to the achievement of the Company's business objectives. The Company believes that it has an executive compensation programs which: (i) fulfills the Company's business and operating needs, comports with its general human resource strategies and enhances shareholder value; (ii) enables the Company to attract and retain the executive talent essential to the Company's achievement of its business objectives; (iii) rewards executives for accomplishment of pre-defined business goals and objectives; and (iv) provides rewards consistent with gains in shareholder wealth so that executives will be financially advantaged when shareholders are similarly financially advantaged.

      The Company's policy is to pay its executives and other employees at rates competitive with the national or local markets in which it must recruit to enable the Company to maintain a highly competent and productive staff. The Company competes for management personnel with much larger and more financial services companies, including banks.

      Elements of Executive Compensation. Compensation of executives consists of the same components as the compensation of other Company employees: base salary, company paid fringe benefits (consisting principally of group health or other insurance), bonuses and stock options pursuant to the Company's Equity Incentive Plan. These components combine fixed and variable elements to create a total compensation package, which provides some income predictability while linking a significant portion of compensation to corporate, business unit and individual performance.

      Base Salary. Salary represents the fixed component of the Company's executive compensation program. Salaries for executive positions are established using the same process as for other positions and job levels within the Company, that is, by systematically evaluating the position and assigning a salary based on comparisons with pay scales for similar positions in reasonably comparable financial services companies, including banks, using regional and national salary surveys. Individual salaries may be above or below the competitive norm, depending on the executive's tenure in his position and performance. Companies included in these salary surveys will vary and are not necessarily the same as the companies used for purposes of the performance graph included in this Proxy Statement.

      Adjustments to executive salaries are generally made annually along with adjustments to other employee salaries. The CEO is responsible for decisions regarding the adjustment in compensation of the Company's other executive officers and such decisions are then ratified by the Compensation Committee of the Board. The Compensation Committee considers the following factors in approving adjustments to salary levels for the executive officers: (i) the relationship between current salary and appropriate internal and external salary comparisons; (ii) the average size of salary increases being granted by competitors; (iii) whether the responsibilities of the position have changed during the preceding year; and (iv) the individual's performance as reflected in the overall manner in which his assigned role is carried out.

      Fringe Benefits. Benefits offered to executives serve a different purpose than do the other elements of executive compensation. In general, they are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death and to provide a reasonable level of retirement income. Benefits offered to executives are largely those that are offered to the general employee population, with some variation primarily to promote tax efficiency.

      Stock Option Grants. Stock options are intended to enhance the long-term proprietary interest in the Company on the part of the employee and others who can contribute to the Company's overall success and to increase the value of the Company to its shareholders.

      All employees of the Company are eligible to receive annual stock option grants. Guideline ranges for stock option grants increase relative to cash compensation as position levels increase, since the Board believes that employees at higher levels in the Company have a greater opportunity to influence and contribute to shareholder value.

      Stock options are also awarded upon hiring employees to fill certain senior positions in the Company. The sizes of those awards are determined based on the guidelines for annual awards for the position to be occupied by the new employee and the competitive situation.

      The process of determining amounts of stock option awards is based on the same criteria as those used for determining adjustments to cash compensation, although success in achieving performance goals is weighed more heavily in determining stock option awards.

      CEO Compensation. Mr. Beck's base salary is set competitively relative to other chief executive officers in financial service companies in the Company's market area. Mr. Beck's compensation was reviewed and set by the Compensation Committee and ratified by the full Board of Directors without Mr. Beck's participation. In determining Mr. Beck's base salary as well as annual performance bonus, the Compensation Committee reviewed independent compensation data and financial and operational results of the Company for fiscal year 2002 as compared against budgets and peer businesses. As with the Company's other executive officers, Mr. Beck's total compensation involves certain subjective judgments and is not based solely upon any specific objective criteria or weighing.

      Conclusion. The Board of Directors believes that these executive officer compensation policies and programs effectively promote the Company's interests and enhance shareholder value.

      This report is submitted by the members of the Compensation Committee.

      William C. Burkhardt, Chairman                 O. A. Keller, III
       Leopold I. Cohen (ex officio)                Charles A. LeGrand
              Robert L. Jones                      Samuel J. Wornom, III


AUDIT COMMITTEE REPORT

      The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company's financial reporting process. The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are independent, as required by applicable listing standards of the Nasdaq National Market, on which the Common Stock is traded. The Audit Committee operates pursuant to a Charter that was adopted by the Board on November 18, 1999 and filed as Appendix A to the Company's Proxy Statement for its 2001 Annual Meeting of Shareholders. As set forth in the Charter, management of the Company is responsible for the preparation, presentation and integrity of the Company's financial statements, the Company's accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company's financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

      In the performance of its oversight function, the Audit Committee has considered and discussed the audited financial statements with management and the independent auditors. The Audit Committee also reviewed the Audit Committee Charter and ratified it without making any changes. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, has discussed with the auditors any relationships that may impact their objectivity and independence and has satisfied itself as to the auditors' independence.

      Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 to be filed with the Securities and Exchange Commission.

      This report is submitted by the members of the Audit Committee.


          James D. Moser, Jr., Chairman        Charles A. LeGrand
              William C. Burkhardt           Samuel J. Wornom, III
               David J. Gospodarek (Ex Officio)

                     COMPARISON OF CUMULATIVE TOTAL RETURN


      The following graph compares the cumulative total shareholder return on the Common Stock since December 31, 1997, when the Common Stock began trading on the OTC Bulletin Board, with the cumulative return for the same period of all companies and all banks listed on the Nasdaq Stock Market. In addition, a comparison is made to the Nasdaq Bank Index and the SNL Securities Bank Index for banks with $500 million to $1 billion in assets. The Common Stock was registered under the Securities Exchange Act of 1934 on November 12, 1997 and began trading on the Nasdaq SmallCap Market on December 18, 1997. As of April 1, 2002, the Common Stock began trading on the Nasdaq National Market. The graph assumes that at the beginning of the period indicated, $100 was invested in the Common Stock and the stock of the companies comprising the other indices indicated and that all dividends, if any, were reinvested.


                                        PERIOD ENDING
INDEX                   12/31/97  12/31/98  12/31/99 12/31/00 12/31/01 12/31/02
Capital Bank Corporation    100      85        60        67       83       101
NASDAQ - Total US*          100     141       261       157      125        86
NASDAQ Bank Index*          100      99        96       109      118       121
SNL $500M-$1B Bank Index    100      98        91        87      113       144

*Source: CRSP, Center for Research in Security Prices, Graduate School of Business, The University of Chicago 2003.

                             CERTAIN TRANSACTIONS

      Certain of the directors and executive officers of the Company are customers of and borrowers from the Company in the ordinary course of business. As of December 31, 2002, loans outstanding to directors and executive officers of the Company, and their associates as a group, equaled approximately $14 million and during 2002 did not exceed $16 million at any time. Total individual and corporate obligations, direct and indirect, for any one director did not exceed 10% of the equity capital of the Company at any time during fiscal year 2002. All outstanding loans and commitments included in such transactions are made substantially on the same terms, including rate and collateral, as those prevailing at the time in comparable transactions with other customers. In the opinion of management, these loans do not involve more than normal risk of collectability or contain other unfavorable features.

      The Company has had, and expects to have in the future, banking transactions in the ordinary course of its business with directors, officers and principal shareholders of the Company, and their associates, on the same terms including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others.

      O. A. Keller, III, the Chairman of the Board of the Company, is the father-in-law of a lawyer at the law firm that serves as principal outside counsel to the Company. In 2002, the Company paid legal fees to such firm for services rendered in 2002 in the aggregate amount of approximately $220,161.

      The Company leases certain office space for its headquarters from Crabtree Park, LLC, a company owned by SBJ Growth, LC, which is, in turn, a trust in which Robert L. Jones, a director of the Company, has a 25% beneficial interest. The lease is between the Company and Crabtree Park, LLC. Prior to entering into the lease, the Company explored several other office sites for the relocation of its executive offices and selected the site owned by Crabtree Park, LLC after evaluating competitive offers for office space at several other locations. The lease, which is for a ten-year term, allocates 14,577 square feet, at a price of $17.25 per square foot, for executive offices and 3,000 square feet, at a price of $21.50 per square foot, for a branch office. The Company moved into this space in July 2000. The Company believes that these and other terms of the lease are substantially the same to those prevailing for comparable transactions with other landlords in the marketplace.

      The Company leases its south Asheville, North Carolina office from Azalea Limited Partnership, a North Carolina limited partnership of which Carl H. Ricker, Jr., a director of the Company, is general partner. The south Asheville facility, comprising approximately 9,000 square feet of office space, is leased at a current rate of $189,384 per year with a 2% increase per year. The lease commenced September 16, 1997 and is for an initial term of 15 years, followed by three 10-year renewal options.

            The Company acquired High Street Corporation on December 1, 2002 through the merger of High Street Bank with and into the Company in a stock deal valued at approximately $17.6 million. As a term of the merger Mr. Carl H. Ricker, Jr. of High Street Corporation became a member of the Company's board of directors.

      The Company acquired First Community Financial Corporation on January 18, 2002 through the merger of First Community with and into the Company in a stock and cash deal valued at approximately $44.5 million. William R. Gilliam, a director of the Company, was president and chief executive officer of First Community prior to the merger and resigned his position as president and chief executive officer immediately prior to the completion of the merger. Mr. Gilliam received upon his termination from First Community a lump sum payment of $453,663 by the Company and the Company transferred title of the automobile that Mr. Gilliam used as First Community's president and chief executive officer to Mr. Gilliam and paid Mr. Gilliam an amount reasonably equal to the income taxes payable by Mr. Gilliam as a result of the automobile title transfer. In addition, upon completion of the merger on January 18, 2002, Mr. Gilliam entered into an employment agreement with the Company.

      The employment agreement between the Company and Mr. Gilliam is for an initial term of four years. For the first two years of the term, the Company will employ Mr. Gilliam as vice chairman and will pay him an annual salary of $142,500. For the second two years of the term, Mr. Gilliam will act in an advisory position to the Company and the Company will pay Mr. Gilliam an annual salary of $75,000.

      In the event that there is a change of control in the Company and Mr. Gilliam voluntarily terminates his employment, for reasons other than death, within 60 days after such change in control, the Company will make a lump sum payment to Mr. Gilliam that is equal to the salary that would have been paid to Mr. Gilliam under the remaining term of the employment agreement. In addition, Mr. Gilliam will be entitled to a continuation of all benefits he receives under the employment agreement through the remaining term of the employment agreement.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors to file reports of ownership and changes in ownership with the SEC. Officers and directors are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely on a review of the copies of such reports furnished to us, or representations by such persons that no Form 5s were required, we believe that during the fiscal year ended December 31, 2002, all
Section 16(a) filing requirements applicable to our officers and directors, were satisfied, except that Mr. Gilliam failed to timely file one (1) required report on Form 3; Mr. Moser failed to timely file one (1) required report on Form 3; Mr. LeGrand failed to timely file one (1) required report on Form 3; and Mr. Ricker failed to timely file one (1) required report on Form 3.

      PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

      The Board of Directors has appointed PricewaterhouseCoopers LLP as independent accountants for the fiscal year ending December 31, 2003. Although the selection and appointment of independent accountants are not required to be submitted to a vote of the shareholders, the Board of Directors deems it advisable to obtain shareholder ratification of this appointment. If the shareholders do not ratify the appointment of PricewaterhouseCoopers LLP as independent accountants, the Audit Committee of the Company will evaluate the matter and recommend what action, if any, the Board of Directors should take in this regard. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will be available to respond to appropriate questions and afforded an opportunity to make a statement.









                            AUDIT FIRM FEE SUMMARY

      From January 1, 2002 until December 31, 2002, the Company retained PricewaterhouseCoopers LLP to provide services in the following categories and amounts:

            Audit Fees                                 $68,163

            Financial Information Systems Design
                and Implementation Fees                $0

            All Other Fees                             $33,904

          SUBMISSION OF SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

      Any proposals which shareholders intend to present for a vote at the Company's 2004 Annual Meeting of Shareholders, and which such shareholders desire to have included in the Company's proxy materials relating to that meeting, must be received by the Company on or before December 20, 2003 which is 120 calendar days prior to the anniversary of the date of this proxy statement. Proposals received after that date will not be considered for inclusion in such proxy materials.

      In addition, if a shareholder intends to present a matter for a vote at the 2004 Annual Meeting of Shareholders, other than by submitting a proposal for inclusion in the Company's proxy statement for that meeting, the shareholders must give timely notice in accordance with SEC rules. To be timely, a shareholder's notice must be received by the Company's Corporate Secretary at its principal office, 4901 Glenwood Avenue, Raleigh, North Carolina 27612, on or before March 4, 2004, which is not later than the close of business on 45th day prior to the first anniversary of the date this proxy statement was released to shareholders. It is requested that such notice set forth (a) as to each matter the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting and (b) the name and record address of the shareholder, the class and number of shares of capital stock of the Company that are beneficially owned by the shareholder and any material interest of the shareholder in such business.

                                MISCELLANEOUS

      As of the date hereof, the Company knows of no other business that will be presented for consideration at the Annual Meeting. However, the enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the meeting: (i) matters for which the Company did not receive timely written notice; (ii) approval of the minutes of a prior meeting of shareholders, if such approval does not amount to ratification of the action taken at the meeting; (iii) the election of any person to any office for which a bona fide nominee is named in this Proxy Statement and such nominee is unable to serve or for good cause will not serve;
(iv) any proposal omitted from this Proxy Statement and the form of proxy pursuant to Rule 14a-8 or Rule 14a-9 under the Securities Exchange Act of 1934; and (v) matters incidental to the conduct of the meeting. If any such matters come before the meeting, the proxy agents named in the accompanying proxy card will vote in accordance with their judgment.




                            ADDITIONAL INFORMATION

      A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, AS FILED WITH THE SEC WILL BE FURNISHED UPON WRITTEN REQUEST, WITHOUT CHARGE TO ANY COMPANY SHAREHOLDER. SUCH REQUESTS SHOULD BE ADDRESSED TO ALLEN
T. NELSON, JR., P.O. BOX 18949, RALEIGH, NORTH CAROLINA 27609.

      All shareholders are encouraged to sign, date and return their proxy submitted with this Proxy Statement as soon as possible in the envelope provided. If a shareholder attends the Annual Meeting, he or she may revoke his or her proxy and vote in person.


By Order of the Board of Directors



Allen T. Nelson, Jr.
Executive Vice President and Chief Financial Officer

April 18, 2003

                                  APPENDIX A

                           CAPITAL BANK CORPORATION

                   PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                      SOLICITED BY THE BOARD OF DIRECTORS

      The undersigned hereby appoints James A. Beck and Allen T. Nelson, Jr., and each of them, as attorney and proxy of the undersigned, with the full power of substitution, to represent the undersigned and to vote all of the shares of stock in Capital Bank Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the Clarion Hotel-Crabtree, 4501 Creedmoor Road, Raleigh, North Carolina 27612 on May 29, 2003 at 3:00 p.m. local time, and any adjournments or postponements thereof (1) as hereinafter specified upon the proposals listed below and as more particularly described in the Company's Proxy Statement, receipt of which is hereby acknowledged and (2) in their discretion upon such other matters as may properly come before the meeting and any adjournment or postponement thereof.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE PROPOSALS LISTED BELOW.

      1.          Election of Class III Directors

            [ ] FOR  all  nominees  listed  below  (except as marked to the contrary).

            [ ] WITHHOLD AUTHORITY to vote for all nominees listed below.


                             Class III Directors:
                             William C. Burkhardt
                                  L. I. Cohen
                               O. A. Keller, III
                              Carl H. Ricker, Jr.


      INSTRUCTION:   To withhold authority to vote for any  individual  nominee above, write that nominee's name on the space provided below:





      2. Ratify appointment of PricewaterhouseCoopers LLP as independent accountants for the Company for the fiscal year ending December 31, 2003:

            [ ]  FOR

            [ ]  AGAINST

            [ ]  ABSTAIN

                  (Continued and to be signed on the reverse)

                          (Continued from other side)


      DISCRETIONARY AUTHORITY IS CONFERRED BY THIS PROXY WITH RESPECT TO CERTAIN MATTERS, AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

      PLEASE SIGN EXACTLY AS YOUR NAME APPEARS BELOW. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN.

                                           Date____________________________,
2003
                                                 (Be sure to date Proxy)


                                           Signature and title, if applicable


                                           Signature if held jointly

                                           WHEN  SIGNING AS ATTORNEY, EXECUTOR,
                                           ADMINISTRATOR,  TRUSTEE OR GUARDIAN,
                                           PLEASE GIVE FULL  TITLE AS SUCH.  IF
                                           A CORPORATION, PLEASE  SIGN THE FULL
                                           CORPORATE  NAME BY THE PRESIDENT  OR
                                           OTHER  AUTHORIZED   OFFICER.   IF  A
                                           PARTNERSHIP,  PLEASE  SIGN   IN  THE
                                           PARTNERSHIP  NAME  BY  AN AUTHORIZED
                                           PERSON.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE  ENCLOSED
                                   ENVELOPE.